Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 25, 2006 (“Effective Date”) by and between OSI Systems, Inc., a California corporation (the “Company”), and Alan Edrick (“Executive”).

1. ENGAGEMENT AND DUTIES.

1.1 Commencing upon the Effective Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive with the title and designation of Executive Vice President—Finance of the Company. The first business day following the filing of the Company’s Form 10-K for the fiscal year ended June 30, 2006, Executive will be employed as an officer of the Company, with the title and designation of Executive Vice President and Chief Financial Officer. Executive hereby accepts such engagement and employment. Executive’s duties and responsibilities shall be those normally and customarily vested by such title. Executive shall report directly to the Company’s Chief Executive Officer.

1.2 Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder and will not, without the prior consent of the Company, which consent will not be unreasonably withheld, render any material services to any other business concern. Reasonable bases for the Company to withhold consent include, without limitation, unreasonable interference with, or other incompatibility with, Executive’s duties to the Company, so long as such bases are stated in writing by the Company.

1.3 Except for routine travel incident to the business of the Company or the performance of his duties, Executive shall perform services hereunder primarily at the Company’s offices in Hawthorne, California, or at such other place as Executive and the Company may from time to time agree.

2. TERM. This Agreement shall commence as of the Effective Date and shall continue for one year, unless sooner terminated or renewed in accordance with the provisions herein. This Agreement shall automatically renew for one successive one-year period upon the same terms and conditions set forth herein (provided, however, that the parties may agree to revise any of the terms of the Agreement at any time) unless either party provides notice of non-renewal to the other no less than 60 days prior to the first anniversary of the Effective Date. Following renewal, provided the parties mutually so desire, no later than sixty (60) days prior to the second anniversary of the Effective Date, the parties shall enter into negotiations for a successive multi-year employment agreement. Each year of the Agreement from the Effective Date or its anniversary until the anniversary date of the Effective Date in the following calendar year shall be deemed a “Contract Year.” The “Term” of this Agreement shall be the period from the Effective Date until the date on which this Agreement concludes, whether by action of the parties or by expiration of any Contract Year in which notice of non-renewal is provided by either party. For purposes of this Agreement, the “Completion Date” shall be defined as the final date of the Term.

3. COMPENSATION.

3.1 Base Salary. The Company shall pay Executive a base salary at the rate of two hundred eighty-five thousand dollars ($285,000) per year during the first six months after the Effective Date, and at the rate of three hundred thousand dollars ($300,000) per year commencing six months after the Effective Date (“Base Salary”). The Base Salary shall be payable at such times and in such manner as the Company customarily pays other similarly situated executives but in no event less frequently than twice per month. Executive’s Base Salary shall be reviewed annually, and shall be subject to upward adjustment on the basis of such review but shall not in any event be reduced.

3.2 Stock Options.

3.2.1 To the extent that the Company or its Affiliates maintain one or more stock option plans, Executive shall be eligible to participate in such stock option plans; provided, however, that, except for the stock options set forth in this Section, Executive’s participation in such stock option plans, and the extent of any such participation, shall be at the Company’s sole discretion.

3.2.2 Executive shall be granted the following stock options, subject to the terms and conditions of the stock option plan indicated: (a) a stock option for 50,000 shares of the Company under the Company’s 1997 Stock Option Plan; (b) a stock option for 100,000 shares of Spacelabs Healthcare, Inc., under its 2005 Equity Participation Plan; and (c) a stock option for 200,000 shares of Rapiscan Systems Holdings, Inc. under its 2006 Equity Participation Plan. The options will be presented to the compensation committees of the respective corporations for formal approval and shall be priced as of the date of that approval in accordance with the terms of the applicable stock option plan and applicable law, and shall vest as to 25% of the optioned shares on the first anniversary of the date of grant, 50% of such shares on the second anniversary, and 100% of such shares on the third anniversary. The options will expire on the fifth anniversary of the date of grant.

3.2.3 Notwithstanding anything to the contrary herein, all stock options and equity awards granted to Executive by the Company pursuant to this Agreement or under any other equity incentive plan maintained by the Company or its Affiliates shall become fully vested and nonforfeitable upon a Change in Control (as defined herein).

3.3 Bonuses. Executive shall participate in the Company’s bonus pool and Executive’s bonus (if any) shall be determined on the same basis as the bonuses of other similarly-situated executives. Within three months of the Effective Date, the Company shall establish a bonus plan for executives by which the basis for determining executive bonuses shall be described. Each bonus payment shall be distributed to Executive in a lump sum cash payment made no later than December 31st of the calendar year that contains the last day of the fiscal year or performance year to which the bonus payment is attributable.

3.4 Fringe Benefits. Executive shall be entitled to participate in and receive benefits under any plan of the Company made available from time to time to any other similarly situated executive, provided he is otherwise eligible to participate. Such benefits may include, without limitation, life insurance, disability insurance, medical/dental/vision insurance, and retirement benefits.

3.5 Business Expenses/Car Allowance. Company shall advance to or reimburse Executive for all reasonable, ordinary and necessary business expenses incurred by Executive as a result of Executive’s services hereunder, in accordance with Company policy as established from time to time. Company shall pay to Executive a monthly car allowance in the amount of one thousand dollars ($1,000).

3.6 Vacation and PTO. Executive shall be entitled to vacation and paid time off in accordance with the Company’s policy applying to other similarly-situated executives, but in no event less than two (2) weeks vacation and one week paid time off in each Contract Year.

3.7 Relocation Package. In the event of relocation, during the Term, of Executive’s principal office location more than 50 miles from its location as of the Effective Date, the Company shall offer Executive a reasonable relocation package; provided, however, that Executive may decline such relocation package and resign pursuant to Section 4.3.2 herein; provided further, however, that Executive may provide notice pursuant to Section 4.3.2 at the time of the decision by the Company to relocate and shall not be required to wait until the Company’s actual relocation.

4. TERMINATION OF EMPLOYMENT.

4.1 By the Company For Cause. The Company may terminate Executive’s employment under this Agreement “for cause” at any time upon notice to Executive. “Cause” is defined as: (a) Executive’s admission or conviction of, or entering of a plea of nolo contendere as to any felony, or any lesser crime involving fraud, embezzlement or theft; (b) Executive’s failure to substantially perform his duties, which failure cannot be cured or is not cured within ten (10) business days after written notice from the Company, as long as Executive is not prevented from performing or curing by actions outside his control; or (c) Executive’s material breach of any provision of this Agreement, which breach cannot be cured or is not cured within ten (10) business days after written notice from the Company, as long as Executive is not prevented from performing or curing by actions outside his control.

4.2 By the Company Other Than For Cause. The Company may terminate this Agreement at any time other than for cause, for the following additional reasons:

4.2.1 Death. In the event of Executive’s death, this Agreement shall automatically terminate and all rights of Executive and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease; provided, however, that Executive’s participation in the Company’s employee benefit plans or programs shall cease in accordance with the terms of such plans or programs as then in effect.

4.2.2 Disability. The Company may, at its option, terminate this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for an aggregate period of 60 days within any six month period. Upon such termination, all obligations of the Company hereunder shall cease; provided, however, that Executive’s participation in the Company’s employee benefit plans or programs shall cease in accordance with the terms of such plans or programs as then in effect.

4.2.3 Without Cause. The Company may terminate Executive’s employment without cause upon 60 days’ written notice (“Notice Period”) to Executive. The Company may elect whether or not Executive shall perform duties under this Agreement during the Notice Period but shall be required to pay Executive all wages and other compensation as provided for in Section 3 until the end of the Notice Period (“Notice Period Compensation”).

4.3 Termination By Executive. Executive may terminate this Agreement at any time upon sixty (60) days’ notice (“Executive Notice Period”) to the Company; provided, however, that if Executive provides notice of termination during the Company’s fiscal fourth quarter, then the Executive Notice Period shall conclude on the first business day after the filing of the Company’s Form 10-K for that fiscal year.

4.3.1 Good Reason. Executive may terminate this Agreement for “Good Reason,” which shall mean the occurrence of any of the following events unless the Executive specifically agrees in writing that such event is not Good Reason:

(1) Change in Title. Any change in Executive’s title as Executive Vice President and Chief Financial Officer, other than as provided in Section 1.1;

(2) Change in Reporting Relationship. Any change in Executive’s reporting relationship, such that Executive no longer reports to the Company’s Chief Executive Officer;

(3) Change in Role. In the event that, for whatever reason, the Company is no longer the parent entity in its organizational framework, such that Executive is no longer the Executive Vice President and Chief Financial Officer of the parent;

(4) Removal of Core CFO Functions. Removal of any of the essential functions of a Chief Financial Officer;

(5) Relocation. Following a Change of Control, the relocation of Executive’s principal office location more than 50 miles from its location as of the Effective Date;

(6) Reduction in Salary. Executive’s Base Salary is reduced from any prior year; or

(7) Material Breach. Any material breach of the Agreement by the Company that is not cured within 10 business days after written notice from Executive.

4.3.2 No Good Reason. Executive may terminate this Agreement without Good Reason as defined herein.

4.4 Completion Date. “Completion Date” shall mean the earliest of (i) the anniversary of the Effective Date, if the Agreement is not renewed as provided in Section 2; (ii) the second anniversary of the Effective Date, if the Agreement is renewed as provided in Section 2; (iii) if Executive’s employment is terminated because of his death, the date of death; (iv) if Executive’s employment is terminated pursuant to Section 4.1 or 4.2.2 , the effective date of such notice pursuant to Section 9.4; (v) if Executive’s employment is terminated pursuant to 4.2.3, the final day of the Notice Period; and (vi) if Executive’s employment is terminated pursuant to 4.3.1 or 4.3.2, the final day of the Executive Notice Period.

4.5 Payments Upon Termination. Upon expiration by non-renewal or termination of this Agreement for any reason by either party, Executive shall be entitled to receive payment of (a) Base Salary through the Completion Date; (b) any unused vacation and paid time off accrued through the Completion Date; and (c) applicable employee benefits to which Executive is entitled upon the cessation of employment with the Company, in accordance with the terms of the plans or programs of the Company then in effect.

4.5.1 Absent or prior to a Change of Control (as defined below), in the event of termination of Executive’s employment by the Company without cause pursuant to Section 4.2.3 or by Executive for Good Reason pursuant to Section 4.3.1, Executive shall also be entitled to (A) an amount equal to twelve (12) months’ salary at Executive’s then-current Base Salary; and (B) an amount equal to 50% of the bonus paid to Executive in the previous year; provided, however, that if such termination occurs prior to the payment to Executive of any bonus, Executive shall be entitled to an amount equal to 50% of the bonus to which Executive would be entitled under the current year’s bonus program; and (C) any unvested stock options and other equity awards subject to a vesting schedule and previously granted to Executive, to the extent that such options and awards would have vested within 90 days after the Completion Date but for Executive’s termination of his employment by Company , shall become fully vested as of the Completion Date. Payment of (A) shall be made in a single lump-sum cash payment, less appropriate deductions and withholding, on the Completion Date. Payment of (B) shall be made in a single lump-sum cash payment as soon as the amount is ascertainable and in no event later than

December 31st of the calendar year that contains the last day of the fiscal year or performance year to which the bonus payment is attributable. Notwithstanding the foregoing, if Executive is a “specified employee” (as defined under Section 409A of the Internal Revenue Code; “Section 409A”) and to the extent the “short-term deferral” exception under Section 409A does not apply, then any payments to which Executive is entitled under this Section shall be paid to Executive by the Company in cash and in full, as soon as practicable following six (6) months after Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A). If Executive dies before all severance payments have been paid, such unpaid amounts shall be paid as soon as practicable following Executive’s death to the personal representative of Executive’s estate. Within five (5) days of Executive’s request, the Company shall provide Executive with a written detailed explanation of the Company’s analysis supporting its determination that Executive constitutes a “specified employee” (as defined under Section 409A) and that any payment is covered by Section 409A.

4.5.2 In the event of either (A) a termination of this Agreement by the Company without cause pursuant to Section 4.2.3 within 180 days prior to or twelve (12) months following a Change of Control, or (B) a termination of this Agreement by Executive for Good Reason pursuant to 4.3.1 within twelve (12) months after a Change of Control, Executive shall also be entitled to (i) an amount equal to twenty-four (24) months’ Base Salary at Executive’s then-current level; (ii) an amount equal to 50% of the bonus to which Executive would be entitled under the current year’s bonus program; and (iii) any unvested stock options and other equity awards subject to a vesting schedule and previously granted to Executive shall become fully vested as of the Completion Date. Payment of (i) shall be made in a single lump-sum cash payment, less appropriate deductions and withholding, on the Completion Date. Payment of (ii) shall be made in a single lump-sum cash payment as soon as the amount is ascertainable and in no event later than December 31st of the calendar year that contains the last day of the fiscal year or performance year to which the bonus payment is attributable. Notwithstanding the foregoing, if Executive is a “specified employee” (as defined under Section 409A) and to the extent the “short-term deferral” exception under Section 409A does not apply, then any payments to which Executive is entitled under this Section shall be paid to Executive by the Company in cash and in full, as soon as practicable following six (6) months after Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A). If Executive dies before all severance payments have been paid, such unpaid amounts shall be paid as soon as practicable following Executive’s death to the personal representative of Executive’s estate. Within five (5) days of Executive’s request, the Company shall provide Executive with a written detailed explanation of the Company’s analysis supporting its determination that Executive constitutes a “specified employee” (as defined under Section 409A) and that any payment is covered by Section 409A. In no event shall Executive be entitled to both the payments provided for in Section 4.5.1 and 4.5.2.

5. Change of Control Defined. “Change in Control” means the occurrence of any of the following events during the Term of the Agreement: (i) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company; (ii) a merger or consolidation of the Company and the Company is not the surviving entity; (iii) a reorganization or liquidation of the Company; (iv) a merger, consolidation, tender offer or any other transaction involving the Company if the equity holders of the Company immediately before such merger, consolidation, tender offer or other transaction do not own, directly or indirectly, immediately following such merger, consolidation, tender offer or other transaction, more than thirty percent (30%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, tender offer or other transaction; (v) Deepak Chopra ceases to be Chief Executive Officer of the Company, unless his termination from employment with the Company is by reason of a voluntary termination; or (vi) a change in the composition of the Board of the Company as a result of which fewer than a majority of the directors are Incumbent Directors. The term “Incumbent Directors” shall mean directors who either: (A) are directors of the Company as of the Effective Date hereof; or (B) are nominated for election to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors (“Approved Successors”) described in (A) above at the time of such nomination; or (C) are nominated for election to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors or their Approved Successors. Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

6. PROTECTION OF CONFIDENTIAL INFORMATION; NON-SOLICIT.

6.1 Executive acknowledges that his work for the Company will bring him into close contact with many confidential affairs of the Company not readily available to the public, and hereby agrees that he will not at any time (both during the Term and thereafter) disclose to any person, including any legal entity (except the Company and its Affiliates), any Confidential Information, and will only use Confidential Information for the Company’s benefit; provided, however, that Executive may use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information or its use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, or if Executive receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency after giving prior notice to the Company. “Confidential Information” means information or documents Executive has access to during the Term which relate to the Company’s operations, marketing, sales, or product development including, without limitation, records that are identified as, or that can reasonably be characterized as, confidential; employee names, duties and contact information; customer identities and lists, customer contacts, information about customer requirements and preferences; forecasts, budgets, and other financial information; plans, strategic, tactical or otherwise; data, computer programs, manuals, formulae, specifications, processes, methods, intangible rights and other similar items; provided that “Confidential Information” does not include information that at the time of disclosure has previously been made generally available to the public by any authorized action of the Company or is otherwise available to the public. “Affiliate” is a person or entity that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

6.2 Upon termination of this Agreement for any reason, Executive shall return to the Company all Confidential Information in his possession, custody or control.

6.3 Executive agrees that he will not, during the Term and for a period of two years thereafter, solicit, directly or indirectly, any individual who was an employee of the Company as of the Completion Date, or within 60 days prior to the Completion Date, to terminate his/her employment with the Company, or personally employ any such employee. Nothing herein shall prevent Executive from, at some point in the future, working for an entity which may also employ former employees of the Company.

7. GRANT OF RIGHTS.

7.1 Executive hereby grants, transfers, conveys and assigns to the Company, its successors and assigns, all right, title, and interest in and to all work, materials and intellectual property of any and all forms constituting or otherwise relating to his performance of his duties hereunder, including the copyright, patent, trade secret rights, and all other right, title, and interest therein, and consisting of all source code, object code, documentation, flow charts, design documents, and record and file layouts relating thereto, and all trademarks, service marks, logos and trade dress associated therewith, and any discovery, concept or idea, whether or not patentable, made during such performance including, but not limited to, processes, methods, formulae and techniques, improvements thereof and know-how relating thereto (collectively, the “Property”). This exclusive conveyance shall include, but is not limited to, all rights to publish, reproduce, transmit, adapt, prepare derivative works, sell, or otherwise make use of the Property (including all subsequent additions, revisions, supplements to, and versions of the Property and derivatives, regardless of nature) throughout the world, in any form or medium and in any language, and to license or otherwise transfer to others the rights commensurate herewith in connection with the Property, to file copyright and patent applications in the United States and throughout the world for the Property in the name of the Company, its successors and assigns. Executive hereby agrees that the Company, it successors and assigns may act as attorney-in-fact to execute any document that the Company, its successors or assigns deem necessary to record this grant with the United States Copyright Office, the United States Patent and Trademark Office, or elsewhere. If requested, Executive agrees to execute any and all copyright, patent, or trade secret assignments, certificates, applications or documents requested by the Company, its successors and assigns related to the Property. Executive’s grant of rights in this Agreement is irrevocable and without right of rescission by Executive.

7.2 In furtherance of, and not in contravention, limitation and/or in place of, the provisions of Section 7.1 above, Company hereby notifies Executive of California Labor Code Section 2870, which provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Executive acknowledges that he has been notified by the Company of this law, and understands that this Agreement does not apply to Property which is otherwise fully protected under the provisions of said Labor Code Section 2870. Therefore, Executive agrees to promptly disclose in writing to the Company all Property, whether or not Executive personally considers it patentable, which Executive alone, or with others, conceives or makes during his employment with Company or as is otherwise required and set forth under this Section 7.2. Company shall hold said information in strict confidence to determine the applicability of California Labor Code Section 2870 to said Property and, to the extent said Section 2870 does not apply, Executive hereby assigns and agrees to assign all his right, title and interest in and to the Property which relates to business of the Company and Executive agrees not to disclose any of such Property to others without the prior written express consent of Company. Executive agrees to notify Company in writing prior to making any disclosure or performing any work during the term of his employment with Company which may conflict with any proprietary rights or technical know-how claimed by Executive as his property. In the event Executive fails to give Company notice of such conflict, Executive agrees that Executive shall have no further right or claim with respect to any such conflicting proprietary rights or technical know-how.

8. EQUITABLE REMEDIES. The parties hereto intend that the covenants contained in Sections 6 and 7 shall be enforced to the fullest extent permissible under the laws of the State of California. Executive acknowledges and agrees that his breach of any provision of Sections 6 and 7 will result in irreparable harm and injury to the Company, and further acknowledges and agrees that in the event of any such breach it would be extremely difficult to fix or assess actual damages resulting therefrom. In addition to any other remedy that may be available to the Company at law or in equity, the Company shall be entitled, from any court of competent jurisdiction, to a decree of specific performance and to a temporary and permanent injunction enjoining and restricting the breach, or a threatened breach, by Executive of any such provision of this Agreement.

9. MISCELLANEOUS.

9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. The rule that a contract is construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof.

9.2 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.3 Successors and Assigns. Except as provided herein, this Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, and permitted successors and assigns.

9.4 Notices. All notices required under this Agreement shall be given in writing and shall be served in person, by express mail, by certified mail, by overnight delivery, or by facsimile. Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) five days after deposit in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon confirmation of delivery by the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic transmission (as confirmed in writing), provided a copy is mailed within 24 hours after such transmission. Notices to the Company shall be delivered to the Company’s then-current principal offices, to the attention of the Chief Executive Officer. Notices to the Executive shall be delivered to the address (or facsimile number, if any) provided to the Company by the Executive as his principal residence, or such other address or facsimile number as Executive may designate by written notice.

9.5 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

9.6 Venue. The parties hereto agree that all actions or proceedings arising directly or indirectly from this Agreement shall be arbitrated or litigated by arbitrators or in courts having a situs within Los Angeles, California and hereby consent to the jurisdiction of any local, state or federal court in which such an action is commenced that is located in Los Angeles, California, agree not to disturb such choice of forum, waive the personal service of any and all process upon them, and consent that all such service of process may be made by certified or registered mail, return receipt requested, addressed to the respective parties at the address set forth herein.

9.7 Severability. If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement, and any provision which is found to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

9.8 Headings. Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way, define, limit, extend or describe the scope of this Agreement or any provision thereof. No provision in this Agreement is to be interpreted for or against either party because that party or its legal representative drafted such provision.

9.9 Further Assurances. Each party agrees to execute and acknowledge such other instruments as may be reasonably necessary to effect the transactions contemplated herein.

9.10 Remedies Cumulative. All remedies shall be cumulative and pursuit of any one shall not waive any other.

9.11 Waiver. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of the Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

9.12 Application of Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Internal Revenue Code shall have no force and effect until amended by the parties to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding the foregoing, if Executive is a “specified employee” (as defined under Section 409A) and to the extent that any payment or portion of a payment under Section 4 of this Agreement is determined by the Company to constitute a “deferral of compensation” under Section 409A to which the “short-term deferral” exception does not apply, then such payment or portion of a payment shall be paid to the Executive by the Company in cash and in full, as soon as practicable following six (6) months after Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A). If Executive dies before such payment or portion of a payment has been paid, such unpaid amounts shall be paid as soon as practicable following Executive’s death to the personal representative of Executive’s estate. Within five (5) days of Executive’s request, the Company shall provide Executive with a written detailed explanation of the Company’s analysis supporting its determination that Executive constitutes a “specified employee” (as defined under Section 409A) and that any payment is covered by Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the date first set forth above.

EXECUTIVE

Dated: July 25, 2006
Alan Edrick

OSI SYSTEMS, INC.

Dated: July 25, 2006
Deepak Chopra, CEO